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                                                                   EXHIBIT 99.1




     FOR IMMEDIATE RELEASE


         REINSURANCE GROUP OF AMERICA ANNOUNCES OFFERING
         OF JUNIOR SUBORDINATED DEBENTURES


         ST. LOUIS--(BUSINESS WIRE)--Nov. 28, 2005--Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it intends to offer approximately $400 million of Junior Subordinated Debentures pursuant to a public offering. RGA expects to use the proceeds from the sale of its Junior Subordinated Debentures to repay at maturity $100 million of its 7.25% Senior Notes in April 2006, to fund an approximate $100 million stock buyback and for general corporate purposes.

         The Junior Subordinated Debentures will be offered in two tranches and have a 60-year final maturity. The first tranche will have a fixed rate coupon for an initial five-year period and will be callable after five years. The second tranche will have a fixed rate coupon for an initial 10-year period and will be callable after 10 years. After the initial periods, the coupons on both securities will become floating. RGA expects the securities to be rated Baa3 by Moody's Investors Service, BBB- by Standard & Poor's and bbb by A.M. Best.

         Morgan Stanley is acting as sole structuring advisor on this offering. The joint book-runners are Morgan Stanley and Lehman Brothers.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Junior Subordinated Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

         When available, copies of the prospectus and prospectus supplement, subject to completion, relating to the Junior Subordinated Debentures may be obtained by contacting Morgan Stanley & Co., 180 Varick Street, New York, New York 10004, or the offices of any of the joint book managers identified above.

         ABOUT REINSURANCE GROUP OF AMERICA

         Reinsurance Group of America, Incorporated, through its subsidiaries, is among the largest global providers of life reinsurance. In addition to its U.S. and Canadian operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, China, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $1.7 trillion of life reinsurance in force, and assets of $15.4 billion. MetLife, Inc. is the beneficial owner of approximately 51 percent of RGA's outstanding shares.

         CONTACT:  Reinsurance Group of America, Incorporated
         Jack B. Lay, 636-736-7439